Exhibit 10.39

Amendment to Superseding Employment, Separation and General Release Agreement

Amendment to Superseding Employment, Separation and General Release Agreement (this “Amendment”), dated as of December 30, 2008, by and between Scientific Games International, Inc., a Delaware corporation (the “Company”), and William J. Huntley (“Executive”).

WHEREAS, Executive has been employed pursuant to an Employment Agreement dated as of August 1, 2006 by and between the Company and Executive (the “Original Agreement”), as amended by the Superseding Employment, Separation and General Release Agreement dated as of July 1, 2008 (the “Superseding Agreement” and, together with the Original Agreement, the “Employment Agreement”); and

WHEREAS, the Company and Executive desire to amend the Employment Agreement as set forth herein to bring the Employment Agreement into compliance with Section 409A of the Internal Revenue Code of 1986 and the regulations and Treasury guidance thereunder; and

WHEREAS, the amendments contemplated hereby are intended to bring the timing of, and certain procedural aspects with respect to, certain payments under the Employment Agreement into compliance with Section 409A but not to otherwise affect Executive’s right to such payments.

NOW THEREFORE, in consideration of the premises and the mutual benefits to be derived herefrom and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                      Section 4(g) of the Original Agreement is hereby amended by adding the following three sentences at the end thereof:

“To the extent any payments of money or other benefits due to Executive hereunder could cause the application of an acceleration or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payments or other benefits shall be restructured, to the extent possible, in a manner determined by the Company that does not cause such acceleration or additional tax.  To the extent any reimbursements or in-kind benefits due to Executive under this Agreement constitute deferred compensation under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to Executive in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv).  Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code.”

For the avoidance of doubt, Section 4(g) of the Original Agreement (as amended hereby) shall apply to the Original Agreement as well as the Superseding Agreement, as may be applicable (notwithstanding anything in the Superseding Agreement to the contrary).

2.                                      Section 5(f) of the Original Agreement is hereby amended by deleting the end of the first sentence commencing with “and such amount” and replacing such portion of the sentence with the following:

“and such amount shall be payable over a period of twelve (12) months after termination in accordance with Section 5(h) of this Agreement; provided, however, to the extent that such foregoing amount is exempt from Section 409A of the Code and/or if such Change in Control constitutes a change in ownership, change in effective control or a change in ownership of a substantial portion of the assets of the Company under Treasury Regulation Section 1.409A-3(i)(5), the foregoing amount, as well as the amount payable under Section 5(e)(iv) of this Agreement, shall be paid in a lump sum in accordance with Section 5(h) of this Agreement.”

3.                                      Section 5(h) of the Original Agreement is hereby amended by substituting “Section 5(c)(ii), 5(e)(ii) or 5(f) (solely with respect to the amount determined by reference to Section 5(e)(ii) and subject to the proviso in the first sentence of Section 5(f))” for “Sections 5(c)(ii) or 5(e)(ii)” in the first sentence of such section.

4.                                      Section 2(b) of the Superseding Agreement is hereby amended as follows:

(a)                                  Notwithstanding anything in the Superseding Agreement to the contrary, the amounts referred to in Section 2(b)(ii) of the Superseding Agreement (other than unused vacation as of February 1, 2009) shall be paid on a specified payment date (within the meaning of the Treasury Regulations under IRC Section 409A) comprising the period between February 1, 2009 and March 2, 2009 (subject to deductions or amounts to be withheld as required by applicable law and regulations), except to the extent otherwise provided in the applicable benefit plans, programs or arrangements.

(b)                                 Notwithstanding anything in the Superseding Agreement to the contrary, the amount referred to in Section 2(b)(ii) of the Superseding Agreement in respect of unused vacation as of February 1, 2009 shall be paid on a specified payment date (within the meaning of the Treasury Regulations under IRC Section 409A) comprising the period between February 1, 2009 and March 2, 2009 (subject to deductions or amounts to be withheld as required by applicable law and regulations).

(c)                                  Notwithstanding anything in the Superseding Agreement to the contrary, the amount referred to in Section 2(b)(v) of the Superseding Agreement ($2,881,806.25, which represents the value of Executive’s SERP benefit on December 31, 2004 increased by interest at an annual rate of 4.89% from January 1, 2005 to the payment date, which amount is grandfathered under IRC Section 409A) shall be paid on the specified payment date (within the meaning of the Treasury Regulations under IRC Section 409A) of February 2, 2009 (subject to deductions or amounts to be withheld as required by applicable law and regulations).

(d)                                 Notwithstanding anything in the Superseding Agreement to the contrary, the amount referred to in Section 2(b)(vi) of the Superseding Agreement (which shall be the corrected amount of $1,422,458.01, which represents the excess of the total value of Executive’s SERP benefit over the amount payable under Section 2(b)(v) of the Superseding Agreement, calculated as provided in Section 2.13(a) of the SERP) shall be paid on the specified payment date (within the meaning of the Treasury Regulations under IRC Section 409A) of August 3, 2009 (subject to deductions or amounts to be withheld as required by applicable law and regulations).  The total value of Executive’s SERP benefit is based on the prior valuation of $3,788,461 as of December 31, 2005, increased by interest at an annual rate of 4% credited and compounded annually from December 31, 2005 to the payment date.

(e)                                  Notwithstanding anything in the Superseding Agreement to the contrary, (i) 50% of the amount referred to in Section 2(b)(vii) of the Superseding Agreement shall be paid on a specified payment date (within the meaning of the Treasury Regulations under IRC Section 409A) comprising the period between August 1, 2009 and August 14, 2009 (subject to deductions or amounts to be withheld as required by applicable law and regulations) and (ii) the remaining 50% of the amount referred to in Section 2(b)(vii) of the Superseding Agreement will be paid in installments on specified payment dates (within the meaning of the Treasury Regulations under IRC Section 409A) comprising each pay date under the Company’s regular payroll practices over the six-month period beginning August 1, 2009.

5.                                      For the avoidance of doubt, following the end of Executive’s term of employment on February 1, 2009, Executive shall not be entitled to any of the payments and other benefits contemplated by Section 5 of the Original Agreement or Section 2 of the Superseding Agreement other than the payments and benefits contemplated by Section 2(b) of the Superseding Agreement (as amended hereby).

6.                                      Employment Agreement.  Except as set forth in this Amendment, all other terms and conditions of the Employment Agreement shall remain unchanged and in full force and effect.

7.                                      Counterparts.  This Amendment may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

8.                                      Headings.  The headings of the paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any provision of this Amendment.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed on its behalf as of the date first above written.

SCIENTIFIC GAMES INTERNATIONAL, INC.

By:	/s/ Ira H. Raphaelson
Name:	Ira H. Raphaelson
Title:	Vice President, General Counsel and Secretary

/s/ William J. Huntley
William J. Huntley